Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NCL Corporation Ltd. Profit Sharing Agreement Exchange Agreement of our report dated February 20, 2013, except for the condensed financial information of the Registrant in Note 11, and the effects of the reorganization included in the fourth paragraph of Note 12 to the consolidated financial statements, as to which the date is July 30, 2013, relating to the consolidated financial statements of Norwegian Cruise Line Holdings Ltd., which report appears in the Registration Statement on Form S-1 (No. 333-190258) of Norwegian Cruise Line Holdings Ltd.

/s/PricewaterhouseCoopers LLP

Miami, Florida

August 19, 2013